Exhibit 8.1

Alok Vasant & Associates Chartered Accountants	B-201, Manisha Towers Plot 7B, Sector 23 Dwarka, New Delhi- 110077 Tel: +91-11-4277 8954

November 15, 2021

The Board of Directors

Coforge Limited

8, Balaji Estate, 3rd Floor

Guru Ravi Das Marg

Kalkaji, New Delhi-110019

Re:          Registration Statement on Form F-1 of Coforge Limited

Dear Sirs/ Madams:

We have acted as tax advisor as to matters of Indian tax law to Coforge Limited (the “Company”) and are giving this opinion in connection with its Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed on November 15, 2021 as amended through the date hereof.

Based upon such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Taxation – Indian Taxation” constitute the opinion of Alok Vasant & Associates.

In rendering this opinion, we have reviewed the Registration Statement and such laws of the Republic of India as we considered relevant and necessary and as have been published and made publicly available, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India as applicable on the date of this opinion. This opinion is governed by and shall be construed in accordance with Indian law. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur. Our opinion is not binding on the Indian Income Tax Department or a court. The Indian Income Tax Department may disagree with one or more of our conclusions, and a court may sustain the Indian Income Tax Department’s position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

Yours Truly,

/s/ ALOK VASANT

(Alok Vasant)